MACKENZIE SOLUTIONS

                           Redesignation of Series and
                    Establishment and Designation of Classes
                        of Shares of Beneficial Interest,
                             No Par Value Per Share

     The undersigned, being at least a majority of the duly elected and qualified Trustees of Mackenzie Solutions, a Massachusetts business trust (the "Trust"), acting pursuant to Article II and Article V of the Declaration of Trust of Mackenzie Solutions dated November 18, 1998 (the "Declaration of Trust"), duly approve, adopt and consent to the following resolutions as actions of the Trustees of the Trust:

     WHEREAS, the shares of beneficial interest of the Trust are currently divided into five separate series and such initial series of the Trust were originally established and designated in Section 5.13 of the Declaration of Trust;

     WHEREAS, the Trustees have decided to redesignate the five initial series of the Trust; and

     WHEREAS, the Trustees have decided to divide the shares of beneficial interest of each of the five initial series into five separate classes, no par value per share;

     NOW, THEREFORE, IT IS HEREBY:

         RESOLVED, that Section 5.13 of the Declaration of Trust is hereby amended to redesignate the five initial series of the Trust as follows:
         (i) the series designated "Income Portfolio" is redesignated "International Solutions I - Conservative Growth", (ii) the series designated "Conservative Portfolio" is redesignated "International Solutions II - Balanced Growth", (iii) the series designated "Balanced Portfolio" is redesignated "International Solutions III - Moderate Growth", (iv) the series designated "Growth and Income Portfolio" is redesignated "International Solutions IV - Long-Term Growth" and (v) the series designated "Growth Portfolio" is redesignated "International Solutions V - Aggressive Growth" (each a "Fund" and, collectively, the "Funds").

         FURTHER RESOLVED, that all other terms and conditions regarding the designation of the Funds contained in Section 5.13 of the Declaration of Trust remain in effect.

         FURTHER RESOLVED, that, pursuant to Section 5.15 of the Declaration of Trust, the shares of beneficial interest of each Fund are hereby divided into five classes, no par value per share, to be designated as follows: (i) "Class A", (ii) "Class B", (iii) "Class C", (iv) "Class I" and (v) "Advisor Class" (each a "Class" and, collectively, the "Classes").

         FURTHER RESOLVED, that the number of authorized shares of each Class of each Fund shall be unlimited. Each Fund and each of its Classes of shares shall be subject to all provisions of the Declaration of Trust relating to shares of the Trust generally, and shall have the following special and relative rights:

A. A Fund shall be authorized to hold cash and invest in securities and instruments and use investment techniques as described in the Trust's registration statement under the Securities Act of 1933, as amended from time to time. Each share of beneficial interest, no par value per share, of a Fund shall be redeemable as provided in the Declaration of Trust, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of the Fund shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to the Fund. The proceeds of sales of shares of a Fund, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to the Fund, unless otherwise required by law. Each share of a Fund shall be entitled to receive its pro rata share of net assets of the Fund upon the Fund's liquidation. Upon redemption of a shareholder's shares, or indemnification for liabilities incurred by reason of a shareholder being or having been a shareholder of a Fund, such shareholder shall be paid solely out of the property of the Fund.

B. Shareholders of a Fund shall vote separately as a series on any matter to the extent required by applicable federal or state law. Shareholders of each Class of a Fund shall have (i) exclusive voting rights with respect to matters on which the holders of each such class shall be entitled to exclusive voting rights under applicable federal or state law, and (ii) no voting rights with respect to matters on which the holders of another class of shares of the Fund or the holders of another series (or class thereof) shall be entitled to exclusive voting rights under applicable federal or state law.

C. The assets and liabilities of the Trust shall be allocated among all series and classes thereof in accordance with Article V of the Declaration of Trust, except as provided below:

     (1) Costs incurred by the Trust on behalf of each Fund in connection with the organization, registration and public offering of shares of that Fund shall be allocated to the Fund and shall be amortized by the Fund in accordance with applicable law and generally accepted accounting principles.

     (2) The Trust may from time to time in particular cases make specific allocations of assets or liabilities among the series.

D. The Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any series (or class thereof) now or hereafter created, or to otherwise change the special and relative rights of any such series (or class), provided that such change shall not adversely affect the rights of shareholders of that series (or class).

E. The dividends and distributions with respect to each class of shares shall be in such amount as may be declared from time to time by the Trust's Board of Trustees in accordance with the Declaration of Trust and applicable law.

F. (1) Each Class B share of a Fund, other than a share purchased through the automatic reinvestment of a dividend or a distribution with respect to Class B shares, shall be converted automatically, and without any action or choice on the part of the holder thereof, into and be reclassified as a Class A share of the Fund on the date that is the first business day following the last calendar day of the month in which the eighth anniversary date of the date of the issuance of such Class B share falls (the "Conversion Date") on the basis of the relative net asset values of the two classes, without the imposition of any sales load, fee or other charge;

     (2) Each Class B share purchased through the automatic reinvestment of a dividend or a distribution with respect to Class B shares shall be segregated in a separate sub-account. Each time any Class B shares of a Fund in a shareholder's Fund account (other than those in the sub-account) convert to Class A shares of the Fund, a pro rata portion of the Class B shares then in the sub-account will also convert to Class A shares. The portion will be determined by the ratio that the shareholder's Class B shares converting to Class A shares bears to the shareholder's total Class B shares not acquired through the reinvestment of dividends and distributions;

     (3) The conversion of Class B shares into Class A shares may be suspended if (i) a ruling of the Internal Revenue Service to the effect that the conversion of Class B shares does not constitute a taxable event under Federal income tax law is revoked or (ii) an opinion of counsel on such tax matter is withdrawn or (iii) the Board of Trustees determines that continuing such conversions would have material, adverse tax consequences for a Fund or its shareholders; and

     (4) On the Conversion Date, the Class B shares converted into Class A shares shall cease to accrue dividends and shall no longer be deemed outstanding and the rights of the holders thereof (except the right to receive the number of Class A shares into which the Class B shares have been converted and any declared but unpaid dividends to the Conversion Date) shall cease. Certificates representing Class A shares of a Fund resulting from the conversion of Class B shares need not be issued until certificates representing the Class B shares converted, if issued, have been received by Ivy Fund or its agent duly endorsed for transfer.

         FURTHER RESOLVED, that the preceding resolutions shall constitute an Amendment to the Declaration of Trust, effective upon execution, and that the officers of the Trust be, and they hereby are, authorized to file such Amendment to the Declaration of Trust in the offices of the Commonwealth of Massachusetts and at any other place required by law or by the Declaration of Trust.



IN WITNESS WHEREOF, the undersigned have set their hand this 18th day of March, 1999.


KEITH J. CARLSON_________                   IAN CARMICHAEL_________
Keith J. Carlson                                     Ian Carmichael


P. RODNEY CUNNINGHAM_                       GARY R.ELLIS____________
P. Rodney Cunningham                                 Gary R. Ellis


MICHAEL G. LANDRY______
Michael G. Landry